CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

DVL, INC.

**************

DVL, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, as amended (the “Corporation”),

DOES HEREBY CERTIFY:

1.           That at a meeting of the Board of Directors of the Corporation resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation, declaring said amendment to be advisable and calling a special meeting of the stockholders of the Corporation for consideration thereof.  The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of the Corporation be, and it hereby is, amended by changing the paragraph thereof numbered “4” so as to read in full as follows:

4:      Capitalization.  The total number of shares of common stock which the Corporation is authorized to issue is twelve thousand (12,000), at a par value of $.01 per share (“Common Stock”).

Upon the filing and effectiveness (the “Effective Time”) pursuant to the General Corporation Law of the State of Delaware this Restated Certificate of Incorporation of the Corporation, each 7,500 shares of Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the “Reverse Stock Split”).  No fractional shares shall be issued in connection with the Reverse Stock Split.  Stockholders who otherwise would be entitled to receive fractional shares of Common Stock shall be entitled to receive cash (without interest or deduction) from the Corporation’s transfer agent in lieu of such fractional share interests upon the submission of a transmission letter by a stockholder holding the shares in book-entry form and, where shares are held in certificated form, upon the surrender of the stockholder’s Old Certificates (as defined below), in an amount equal to the product obtained by multiplying $0.14 by the number of shares owned prior to the split.  Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.”

2.           That thereafter, pursuant to resolution of the Corporation’s Board of Directors, a special meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of The State of Delaware, as amended, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

3.           That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, as amended.

IN WITNESS WHEREOF, said DVL, Inc. has caused this certificate to be to be signed this 28th day of January, 2011.

DVL, INC.

By:	/s/ Alan E. Casnoff
Name: Alan E. Casnoff Title: President